UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2011 (March 9, 2011)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
     On March 9, 2011, Cumulus Media Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Citadel Broadcasting Corporation (“Citadel”), Cadet Holding Corporation, a direct wholly owned subsidiary of the Company (“Holdco”), and Cadet Merger Corporation, an indirect, wholly owned subsidiary of the Company (“Merger Sub”).
     Pursuant to the Merger Agreement, at the closing, Merger Sub will merge with and into Citadel, with Citadel surviving the merger as an indirect, wholly owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each outstanding share of common stock and warrant of Citadel will be canceled and converted automatically into the right to receive, at the election of the stockholder (subject to certain limitations set forth in the Merger Agreement), (i) $37.00 in cash, (ii) 8.525 shares of the Company’s common stock, or (iii) a combination thereof. Additionally, prior to the Merger, each outstanding unvested option to acquire shares of Citadel common stock issued under Citadel’s equity incentive plan will automatically vest, and all outstanding options will be deemed exercised pursuant to a cashless exercise, with the resulting net Citadel shares to be converted into the right to receive the Merger consideration. Holders of unvested restricted shares of Citadel common stock will be eligible to receive the Merger consideration for their shares pursuant to the original vesting schedule of such shares. Elections by Citadel stockholders are subject to adjustment so that the maximum amount of shares of the Company’s common stock that may be issuable in the Merger is 151,485,282 and the maximum amount of cash payable by the Company in the Merger is $1,408,728,600.
     The Company, which previously announced the pending acquisition of the remaining equity interests of Cumulus Media Partners LLC (“CMP”) it does not currently own, also expects to complete a refinancing of all of the outstanding debt of the Company, Citadel and CMP in conjunction with the proposed Merger. The Company has obtained commitments for up to $500 million in equity financing from Crestview Partners and Macquarie Capital, and commitments from a group of banks for up to $2.525 billion in senior secured credit facilities and $500 million in senior note bridge financing, the proceeds of which shall pay the cash portion of the Merger consideration, and effect the refinancing. Final terms of the debt financing will be set forth in definitive agreements relating to such indebtedness.
     The consummation of the Merger is subject to various customary closing conditions, including (i) approval by Citadel’s stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (“HSR approval”), (iii) regulatory approval by the Federal Communications Commission, and (iv) the absence of a material adverse effect on Citadel or the Company.
     Completion of the Merger is anticipated to occur by the end of 2011, although there can be no assurance the Merger will occur within the expected timeframe or at all.
     The Merger Agreement contains customary representations and warranties made by Citadel, the Company, Holdco and Merger Sub. Citadel and the Company also agreed to various covenants in the Merger Agreement, including, among other things, covenants (i) to conduct their respective material operations in the ordinary course of business consistent with past practice and (ii) not to take certain actions prior to the closing of the Merger without prior consent of the other.
     Citadel agreed in the Merger Agreement not to solicit or encourage competing acquisition proposals. Under certain circumstances, however, Citadel may provide information to a third party that makes an unsolicited acquisition proposal and engage in discussions and negotiations with such third party; provided that, among other things, the Citadel board determines in good faith (after consultation with its financial advisors and outside counsel) such unsolicited acquisition proposal is, or could reasonably be expected to lead to, a “Superior Proposal” (as defined in the Merger Agreement). Citadel may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, provided that, among other things, Citadel must, among other things, notify the Company at least four business days in advance of its intention to take such action and concurrently with entering into such agreement pay the Company’s designees the termination fee discussed below.

     The Merger Agreement may be terminated by either Citadel or the Company in certain circumstances, and if the Merger Agreement is terminated, then Citadel may be required under certain circumstances specified in the Merger Agreement to pay the Company a termination fee of up to $80 million. In other circumstances, the Company may be required to pay to Citadel a reverse termination fee of up to $80 million.
Investment Agreement
     On March 9, 2011, concurrent with the execution of the Merger Agreement, the Company entered into an Investment Agreement (the “Investment Agreement”) with Crestview Radio Investors, LLC (“Crestview”) and MIHI LLC (“Macquarie” and, with Crestview, the “Investors”), pursuant to which the Investors have committed to purchase with cash an aggregate of $500 million in shares of the Company’s common stock, at a purchase price per share of $4.34 (the “Investment”). Specifically, Crestview has agreed to purchase $250 million in shares of the Company’s Class A Common Stock and Macquarie has agreed to purchase $250 million in warrants immediately exercisable at an exercise price of $0.01 per share for shares of the Company’s non-voting Class B Common Stock. Macquarie may, at its option, elect to receive instead shares of non-convertible preferred stock, and will also be permitted to syndicate up to $125 million of its commitment to one or more third parties, subject to certain limitations set forth in the Investment Agreement.
     Contemporaneously with the closing of the Investment, Crestview and Macquarie will each receive a cash commitment fee equal to 4% of its respective equity commitment. In addition, Crestview will receive warrants to purchase, at an exercise price of $4.34 per share, a number of shares of Cumulus common stock equal to approximately 13.5% of its equity commitment and, pursuant to a monitoring agreement to be entered into in connection with the closing, a monitoring fee of $2 million per year, payable quarterly in arrears, until the fifth anniversary of the closing. Macquarie will also receive additional fees, based on the dollar amount of the syndicated and non-syndicated portion of its commitment.
     The Investment Agreement provides for a stockholders’ agreement and a registration rights agreement, each to be executed upon closing of the Investment. The stockholders’ agreement will provide for, among other things, board representation for certain significant stockholders (including Crestview) and provisions limiting certain significant stockholders’ abilities to sell their shares or engage in certain transactions. The registration rights agreement will provide certain registration rights to the Investors, including the right to up to three demand registrations for Crestview, the Company’s obligation to file resale shelf registration statements, and unlimited “piggyback” registration rights. In accordance with the Investment Agreement, prior to closing, the Company’s stockholders will approve a new equity incentive plan, pursuant to which the Company will be able to issue equity awards for up to 15%, pro forma for their issuance, of the fully diluted shares outstanding of the Company upon closing of the Merger. Upon adoption of the new plan, the remaining authorization for equity awards under preexisting incentive plans will be canceled. Upon closing of the Merger, two-thirds of the equity issuable under the new plan will be issued to certain of the Company’s employees in the form of stock options having an exercise price expected to be equal to $4.34 per share (subject to certain adjustments in amount of shares and exercise price). Specific awards will be issued in amounts authorized by the Compensation Committee of the Board and, for the initial issuances under the plan, approved by a majority (in commitment amount) of the Investors. Also, in accordance with the Investment Agreement, upon closing of the Investment, the Company will adopt a shareholder rights plan.
     The Investment Agreement contains limited customary representations and warranties made by the Company and the Investors. Consummation of the Investment is subject to various customary closing conditions, including (i) regulatory approval of the Investors by the Federal Communications Commission, (ii) HSR approval for the Investment Agreement transactions, (iii) consummation of the debt financing referred to above, and (iv) satisfaction of all of the conditions precedent in the Merger Agreement to the Company’s obligation to consummate the transactions contemplated thereby.
* * * * *
     The foregoing summary descriptions of the Merger Agreement and the Investment Agreement and the transactions contemplated thereby do not purport to be complete and are subject to and qualified in their entirety by reference to the Merger Agreement and Investment Agreement, copies of which are attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively, and the terms of which are incorporated herein by reference.
     The Merger Agreement and Investment Agreement have been attached as exhibits to this Current Report on Form 8-K to provide investors and security holders with information regarding their respective terms. They are not intended to provide any other financial information about the parties thereto or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement or the Investment Agreement were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties thereto; may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Merger Agreement or the Investment Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement or the Investment Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties thereto.
     A copy of the press release issued by the Company on March 10, 2011 in connection with the execution of the Merger Agreement and Investment Agreement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 3.02 — Unregistered Sales of Equity Securities.
     To the extent required, the information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Investment Agreement” is incorporated into this Item 3.02 by this reference. In reliance upon certain representations and warranties made by the Investors in the Investment Agreement, the securities will be issued pursuant to the exemption from registration under the Securities Act of 1933 available under Section 4(2) of such act.
Item 5.07. Submission of Matters to a Vote of Security Holders.
     On March 9, 2011, concurrent with the execution of the Merger Agreement, stockholders holding approximately 54% of the voting power of the outstanding shares of the Company’s common stock executed written consents approving an amendment to the Company’s certificate of incorporation, increasing the number of authorized shares of common stock as necessary to consummate the Merger and the Investment, as well as the issuance of securities pursuant to the Merger and the Investment. No further approval of the stockholders of the Company is required with respect to the Merger Agreement or the Investment Agreement, and the transactions contemplated thereby, including the Merger and the Investment.
Item 8.01. Other Events.
     On March 10, 2011, the Company issued a press release in which it announced the acquisition of Citadel pursuant to the Merger Agreement. The press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 9, 2011, by and among Citadel Broadcasting Corporation, Cumulus Media Inc., Cadet Holding Corporation and Cadet Merger Corporation*
10.1	Investment Agreement, dated as of March 9, 2011, by and among Cumulus Media Inc., Crestview Radio Investors, LLC and MIHI LLC*
99.1	Press release, dated March 10, 2011

*	Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: March 10, 2011

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 9, 2011, by and among Citadel Broadcasting Corporation, Cumulus Media Inc., Cadet Holding Corporation and Cadet Merger Corporation*
10.1	Investment Agreement, dated as of March 9, 2011, by and among Cumulus Media Inc., Crestview Radio Investors, LLC and MIHI LLC*
99.1	Press release, dated March 10, 2011

*	Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.